Exhibit 10.49

Execution Version

JHD Holdings (Cayman) Limited

14/F Golden Centre

188 Des Voeux Road Central

Hong Kong

East Stone Acquisition Corporation

25 Mall Road, Suite 330

Burlington, MA 01803

February 16, 2021

Double Ventures Holdings Limited	Xiaoma (Sherman) Lu
19/F On Hong Commercial Building	c/o East Stone Acquisition Corporation
145 Hennessy Road	25 Mall Road, Suite 330
Wanchai, Hong Kong	Burlington, MA 01803]
Attn: Chunyi (Charlie) Hao

Navy Sail International Limited	Charlie Hao
19/F On Hong Commercial Building	c/o East Stone Acquisition Corporation
145 Hennessy Road	25 Mall Road, Suite 330
Wanchai, Hong Kong	Burlington, MA 01803
Attn: Chunyi (Charlie) Hao

Re: Forfeiture of Founder Shares

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, the “Business Combination Agreement”), by and among (i) East Stone Acquisition Corporation, a British Virgin Islands business company (the “Purchaser”), (ii) Navy Sail International Limited, a British Virgin Islands company, as Purchaser Representative, (iii) JHD Technologies Limited, a Cayman Islands company (“Pubco”), (iii) Yellow River MergerCo Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) JHD Holdings (Cayman) Limited, a Cayman Islands company (the “Company”), (v) solely for purposes of Section 10.3 and Articles XII and XIII, as applicable, Double Ventures Holdings Limited, a British Virgin Islands business company (the “Sponsor”) and (vi) Yellow River (Cayman) Limited, a Cayman Islands company (the “Primary Seller”), and each of the holders of the Company’s capital shares that become parties to the Business Combination Agreement after the date hereof (each individually, a “Seller”, and collectively with the Primary Seller, the “Sellers”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce the Company and the Purchaser to enter into the Business Combination Agreement, the Purchaser’s sponsor, Double Ventures Holdings Limited, a British Virgin Islands business company (“Sponsor”), Xiaoma (Sherman) Lu, Chunyi (Charlie) Hao, Navy Sail International Limited, a British Virgin Islands business company (collectively with the Sponsor, the “Primary Initial Shareholders”) have agreed to enter into this letter agreement (this “Agreement”) relating to the Founder Shares initially purchased by the Sponsor in a private placement prior to the IPO, which shares are currently held by the Primary Initial Shareholders and certain other initial shareholders of Purchaser in such amounts as set forth on Exhibit 1 hereto, and which shares represent approximately ninety eight percent (98%) of the outstanding Founder Shares as of the date hereof.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Primary Initial Shareholder hereby agrees as follows:

1.	The Primary Initial Shareholders hereby agree that, if the aggregate amount of Purchaser Cash is equal to or less than the aggregate amount of the Target Purchaser Cash, then, upon and subject to the Closing, the Primary Initial Shareholders shall forfeit an aggregate number of Founder Shares equal to the aggregate number of Forfeited Shares. The aggregate number of Forfeited Shares shall be forfeited by the Primary Initial Shareholders in proportion to their respective Founder Pro Rata Share. In order to effectuate such forfeiture, upon the Closing, each Primary Initial Shareholder shall deliver its Founder Pro Rata Share of the Forfeited Shares to the Purchaser in certificated or book entry form (as applicable) for cancellation by Purchaser.

(a)	For purposes of this Agreement, the following definitions shall apply:

(i)	“Base Cash Amount” means the excess of (x) the Target Purchaser Cash, over (y) the Minimum Purchaser Cash.

(ii)	“Cash Shortfall” means the excess of the Target Purchaser Cash over the Purchaser Cash at Closing; provided that if the Cash Shortfall exceeds the Base Cash Amount, the Cash Shortfall shall be deemed to equal the Base Cash Amount.

(iii)	“Forfeited Shares” means the product of (x) the aggregate number of Founder Shares held by the Primary Initial Shareholders at the time of the Closing, multiplied by

(v)	the Forfeiture Percentage.

(iv)	“Forfeiture Percentage” means a percentage equal to the product of 50% multiplied by a fraction (x) the numerator of which is the Cash Shortfall and (y) the denominator of which is the Base Cash Amount.

(v)	“Founder Pro Rata Share” means, with respect to each Primary Initial Shareholder, the percentage determined by dividing the number of Founder Shares owned by such Primary Initial Shareholder immediately prior to the Closing by the aggregate number of Founder Shares owned by all Primary Initial Shareholders immediately prior to the Closing.

(vi)	“Minimum Purchaser Cash” means an amount of Purchaser Cash equal to [Seventy Million U.S. Dollars ($70,000,000)].

(vii)	“Purchaser Cash” means the amount of Purchaser’s cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and the proceeds of any PIPE Investment immediately prior to the Closing).

(viii)	“Target Purchaser Cash” means an amount of Purchaser Cash equal to [One Hundred Million U.S. Dollars ($100,000,000)].

2.	Notwithstanding anything to the contrary contained herein, no fraction of a Founder Share will be forfeited by a Primary Initial Shareholder by virtue of this Agreement or the transactions contemplated hereby, and the number of Founder Shares to be so forfeited shall instead be rounded down to the nearest whole Founder Share.

3.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

4.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio; provided, however, that each of Purchaser and the Company may assign this Agreement or any of its rights, interests or obligations hereunder to any Person to whom it validly assigns its rights, interests or obligations under the Business Combination Agreement without the written consent of the other parties hereto. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

5.	No Primary Initial Shareholder may assign, alienate, pledge, attach, sell or otherwise transfer to any Person (except to another Primary Initial Shareholder) or encumber in favor of any Person any Founder Share unless such Person executes a joinder to this Agreement in form and substance reasonably satisfactory to Purchaser agreeing to be subject to and bound by all of the terms and conditions of this Agreement applicable to a Primary Initial Shareholder. Any assignment, alienation, pledge, attachment, sale or other transfer or encumbrance shall be null and void ab initio is such joinder is not delivered to Purchaser and the Company prior thereto.

6.	This Agreement shall be governed, enforced, construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Sections 12.4 through 12.9, 12.11 through 12.13 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply mutatis mutandis to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

7.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 12.1 of the Business Combination Agreement, with notices to the Purchaser, Pubco and the Company being sent to the addresses set forth therein, and with notices to the Primary Initial Shareholders being sent to the addresses set forth on the first page of this Agreement (and with a copy for each Primary Initial Shareholder (which shall not constitute notice) sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, USA, Attn: Barry I. Grossman, Esq., Facsimile No.: (212) 370-7889, Telephone No.: (212) 370-1300, Email: bigrossman@egsllp.com, in each case with all copies as required thereunder.

8.	This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided that any such termination of this Agreement shall not relieve any Primary Initial Shareholder of any liability due to a breach of any covenant prior to the date of such termination.

{Remainder of Page Intentionally Left Blank; Signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

JHD HOLDINGS (CAYMAN) LIMITED

By:	/s/ Jun Wang
Name:	Jun Wang
Title:	Director

[Additional Signatures on Following Page]

(Signature Page to Founder Share Letter)

Please indicate your agreement to the foregoing by signing in the space provided below.

JHD HOLDINGS (CAYMAN) LIMITED

By:
Name:
Title:

EAST STONE ACQUISITION CORPORATION

By:
Name:
Title:

Accepted and agreed, effective as of the date first set forth above:

DOUBLE VENTURES HOLDINGS LIMITED

By:	/s/ Chunyi (Charlie) Hao
Name:	Chunyi (Charlie) Hao
Title:	Director

NAVY SAIL INTERNATIONAL LIMITED

By:	/s/ Chunyi (Charlie) Hao
Name:	Chunyi (Charlie) Hao
Title:	Director

/s/ Chunyi (Charlie) Hao
Chunyi (Charlie) Hao

/s/ Xiaoma (Sherman) Lu
Xiaoma (Sherman) Lu

[Signature Page to Founder Share Letter]

Exhibit 1

Founder Shares

Initial Shareholder	Number of Founder Shares Owned*	Ownership Percentage*	Founder Pro Rata Share*
Double Ventures Holdings Limited	1,500,000	43.48%	44.17%
Navy Sail International Limited	750,000	21.74%	22.08%
Chunyi (Charlie) Hao	1,026,000	29.74%	30.21%
Xiaoma (Sherman) Lu	120,000	3.48%	3.53%
Independent Directors	54,000	1.57%	0%
TOTAL	3,450,000	100.000%	100.000%

*	As of the date of this Agreement